UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
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Date of report (Date of earliest event reported): December 15, 2020

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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Nevada
(State or Other Jurisdiction of Incorporation)

001-33245			04-3850065
(Commission File Number)			(I.R.S. Employer Identification No.)

10375 Professional Circle
	Reno,	Nevada
(Address of Principal Executive Offices)

89521
(Zip Code)
Registrant’s telephone number including area code: (888) 682-6671
No change since last report
(Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	EIG	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 1 - Registrant's Business and Operations
Item 1.01.    Entry into a Material Definitive Agreement
On December 15, 2020, Employers Holdings, Inc. (the “Company”) entered into a Credit Agreement (the “Credit Agreement”) with a syndicate of financial institutions, including Bank of Montreal, as administrative agent, and BMO Capital Markets Corp., as sole lead arranger, sole bookrunner, and sole syndication agent. The Credit Agreement provides for a $75.0 million three-year revolving credit facility and is guaranteed by certain of the Company’s wholly owned subsidiaries. As of the closing, the subsidiary guarantors were Employers Group, Inc. and Cerity Group, Inc.
The interest rates applicable to loans under the Credit Agreement are generally based on a base rate plus a specified margin, ranging from 0.25% to 1.25%, or the Eurodollar rate plus a specified margin, ranging from 1.25% to 2.25%. In addition, the Company will pay a fee on each lender’s commitment, ranging from 0.20% to 0.50%, irrespective of usage. The applicable margin and the amount of such commitment fee vary based upon the financial strength rating of the Company’s insurance subsidiaries as most recently announced by A.M. Best or the Company’s debt to total capitalization ratio if such financial strength rating is not available. Borrowings under the Credit Agreement may be used for working capital and general corporate purposes of the Company and its subsidiaries.
The Credit Agreement contains covenants that require the Company and its consolidated subsidiaries to maintain: (i) a minimum consolidated net worth of no less than 70% of the Company’s stockholders’ equity as of September 30, 2020, plus 50% of the Company’s aggregate net income thereafter; and (ii) a debt to total capitalization ratio of no more than 35%, in each case as determined in accordance with the Credit Agreement.
In addition, the Credit Agreement contains certain customary representations, warranties and affirmative and negative covenants, including covenants that, among other things, limit the ability of the Company and its subsidiaries to incur certain types of liens, to incur indebtedness, to consummate certain mergers or consolidations, and to use proceeds of borrowings under the Credit Agreement for other than permitted uses, as well as certain customary events of default, including the occurrence of a change of control. These covenants are subject to a number of important exceptions and qualifications.
Unless terminated earlier by the Company, the Credit Agreement is scheduled to expire on the third anniversary of its effective date, subject to certain maturity extensions of revolving loans with lender consent according to the terms of the Credit Agreement. Amounts due under the Credit Agreement may be accelerated upon an “Event of Default,” as defined in the Credit Agreement, such as failure to pay amounts owed thereunder when due, a breach of a covenant, material inaccuracy of a representation or the occurrence of bankruptcy, if not otherwise waived or cured.
Pursuant to the terms of the Credit Agreement, the Company has an option to request an increase of the credit available under the facility up to a maximum facility amount of $125.0 million, subject to the consent of lenders and the satisfaction of certain conditions.
The foregoing description of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and incorporated by reference herein.
Certain of the lenders under the Credit Agreement, or their affiliates, have provided, and may in the future from time to time provide, certain commercial and investment banking, underwriting, lending, trust, financial advisory and other services in the ordinary course of business for the Company and its subsidiaries, for which they have in the past and may in the future receive customary compensation for such services.

Section 2 – Financial Information
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference into this Item 2.03.

Section 9 – Financial Statements and Exhibits
Item 9.01.    Financial Statements and Exhibits.

Exhibit No.	Description
10.1
Credit Agreement dated December 15, 2020 among Employers Holdings, Inc., as Borrower, certain subsidiaries of Borrower as guarantors, the lenders from time to time party thereto, Bank of Montreal, as Administrative Agent, and the other agents and arrangers party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.
Dated:	December 15, 2020	/s/ Michael S. Paquette
Michael S. Paquette
Executive Vice President and Chief
Financial Officer